Exhibit 23.1
                                  ------------

                              Consent of KPMG LLP



The Board of Directors
Wynd Communications Corporation:

     We consent to the incorporation by reference in the registration statement on Form S-8 (No. 333-47736) of GoAmerica, Inc. of our report dated March 17, 2000, with respect to the balance sheets of Wynd Communications Corporation as of December 31, 1999 and 1998, and the related statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the Form 8-K/A Amendment No. 2 of GoAmerica, Inc., dated June 28, 2000.

Our report dated March 17, 2000, contains an explanatory paragraph which states that the Company's working capital and stockholders' deficiencies raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

KPMG LLP


Los Angeles, California
June 20, 2001